Exhibit 99.1

Thu October 29, 2020 4:30pm Eastern

Sales Return to Pre-Pandemic Levels.

Air Industries Group Announces Financial Results for the Three and Nine Months ended September 30, 2020.

Bay Shore, NY — (Business Wire) – October 29, 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors today announced its results for the three and nine months ended September 30, 2020.

Sales for the third quarter were approximately $ 13.7 million, increasing $ 5.2 million or 61% compared to the second quarter during the height of the pandemic. Gross margin for the third quarter was 12.1% increasing 490 basis points or nearly 70% compared to 7.2% percent for the second quarter.

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “In our August press release I said we were optimistic about the third quarter. That optimism was well founded. I am extremely pleased to tell you that Air Industries has achieved the hoped for “V –Shaped” recovery in sales. For the third quarter sales have returned to their pre-pandemic average, in excess of $ 13 million per quarter. That said we continue to experience challenges and increased costs. These challenges and costs were more pronounced during July and August. In September business conditions returned to very near pre-pandemic levels. While our gross margin on sales improved significantly from the second quarter it has yet to return to pre-pandemic levels. As conditions continue to return to normal we expect our gross margin will also return to normal.

“We previously announced a major capital investment in machinery purchasing four pieces of equipment totaling some $ 2.5 million. The first, and largest of these machines, the Mitsui Seiki has been installed and is operational, producing product. The next two are being installed now, and should be making product within a few short weeks. The final piece of equipment is slated to arrive at our Long Island facility in November. To make room for this equipment we have moved four machines to our facility in Connecticut where they are being installed now. One unit is operational and the other three will be shortly.

“Our business is highly concentrated on military hardware with Defense Aerospace representing 85 – 90% of sales. Air Industries’ backlog has remained stable. Our 18-month backlog, consisting entirely of firm purchase orders, was $ 95.2 million at September 30 2020. Air Industries is in the enviable position of having outstanding orders for the next 18-months that exceed our sales for the last 18-months. Our significant investment in new machinery, combined with our increased focus on outsourcing work is to increase through-put and satisfy customer demand.”

Financial Highlights

For the three months ended September 30, 2020 compared to September 30, 2019

●	Consolidated net sales for the three months ended September 2020 were $13.7 million declining $300,000 or 2% compared to nearly $14.0 million for the three months ended 2019.

●	Consolidated gross profit for the three months ended September 2020 was $1.7 million declining $1.3 million or 43% compared to $3.0 million for the three months ended 2019. Gross profit as a percentage of sales declined to 12.1% in 2020.

●	Operating expenses for the three months ended September 2020 were $1.9 million increasing $ 100,000 or 6% compared to $ 1.8 million for the three months ended September 2019.

●	Air Industries had an operating loss of $240,000 for the three months ended September 2020 compared to an operating profit of $1.2 million for the three months ended September 2019.

●	Interest and financing costs for the three months ended September 2020 were $359,000 a dramatic decline of $476,000 or 57% compared to $835,000 for the three months ended 2019. The decline in interest expense reflects the significantly lower interest rates of the Company’s new credit facility with Sterling National Bank.

●	Results for the Three Months ended September are summarized in the table below:

	Three Months Ended September
	2020	2019
Net Sales	$13,662	$13,997
Cost of Sales	12,006	11,034
Gross Profit	1,656	2,963
Gross Margin as a % of Sales	12.1%	21.2%
Operating Expenses	1,896	1,808

Income (Loss) from Operations	(240)	1,155

Interest and Financing Costs	(359)	(835)
Other Income, Net	122	100

Loss before Income Taxes	(477)	420
(Benefit from) Provision for Taxes	-	22
Net Income (Loss)	$(477)	$398

For the Nine months ended September 30, 2020 compared to September 30, 2019

●	Consolidated net sales for the nine months ended September 2020 were $35.6 million declining $5.6 million or 14% compared to $41.2 million for the nine months ended 2019.

●	Consolidated gross profit for the nine months ended September 2020 was $4.5 million declining $2.9 million or 39% compared to $7.4 million for the nine months ended 2019. Gross profit as a percentage of sales declined to 12.5% in 2020.

●	Operating expenses for the nine months ended September 2020 were $6.1 million increasing approximately $300,000 or 5% from $5.8 million for the nine months ended 2019.

●	Air Industries had an operating loss of $1.6 million for the nine months ended September 2020 compared to operating income of $1.3 million for the nine months ended September 2019.

●	Interest and financing costs for the nine months ended September 30, 2020 were $1.2 million declining $ 1.6 million or 57% compared to $2.8 million for the nine months ended 2019. The decline in interest expense reflects the significantly lower interest rates of the Company’s new credit facility with Sterling National Bank.

●	Results for the Nine Months ended September are summarized in the table below:

	Nine Months Ended September
	2020	2019
Net Sales	$35,603	$41,243
Cost of Sales	31,152	33,815
Gross Profit	4,451	7,428
Gross Margin as a % of Sales	12.5%	18.0%
Operating Expenses	6,064	5,842
Loss on Lease Abandonment	-	(275)
Income (Loss) from Operations	(1,613)	1,311

Interest and Financing Costs	(1,167)	(2,790)
Other Income, Net	363	169

Loss before Income Taxes	(2,417)	(1,310)
(Benefit from) Provision for Taxes	(1,414)	22
Net Income (Loss)	$(1,003)	$(1,332)

Adjusted EBITDA

●	Adjusted EBITDA turned positive at $ 560,000 for the three months ended September after a loss for the second quarter ending June 30, 2020. For the nine months ended September 2020 Adjusted EBITDA was $1.1 million as shown in the table below. Adjusted EBITDA is a non-GAAP financial measure which is reconciled to the most directly comparable GAAP financial measure and is more fully defined in the below table.

Adjusted EBITDA	Three Months September 2020	Nine Months September 2020
Net Loss	$(477,000)	$(1,003,000)
Add-backs to EBITDA
Interest	359,000	1,167,000
Taxes	-	(1,414,000)
Depreciation & Amortization	576,000	1,920,000
EBITDA	458,000	670,000
Add-backs to Adjusted EBITDA
Bank Charges	50,000	122,000
Stock Compensation	52,000	266,000
Adjusted EBITDA	$560,000	$1,058,000

Additional information about the Company can be found in its filings with the SEC.

Investor Conference Call

Management will host a conference call on Friday October 30, 2020 at 8:30AM Eastern

Conference Toll-Free Number – 800.309.1256

Passcode – 873-348

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

631.968.5000

ir@airindustriesgroup.com

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